Exhibit 10.4

Execution Copy

RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) is made as of the 17th day of January, 2006, by and between Earle M. Jorgensen Company, a Delaware corporation (the “Company”), and William S. Johnson (the “Executive”).

WHEREAS, the Executive is the Company’s Vice President, Chief Financial Officer and Secretary;

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 17, 2006, by and among the Company, Reliance Steel & Aluminum Co., a California corporation (“Reliance”), and RSAC Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Reliance (“Merger Sub”), Reliance will acquire all of the issued and outstanding common stock of the Company and has agreed to merge the Company with and into Merger Sub, and Merger Sub will be the surviving corporation (the term Company includes the surviving corporation after the effective time of the Merger) of such merger (the “Merger”);

WHEREAS, the Executive possesses an intimate knowledge of the business, finances and affairs of the Company, its policies, methods, personnel and opportunities, and has made valuable contributions to the productivity and profitability of the Company;

WHEREAS, the Company desires to assure itself of the Executive’s continued employment by the Company during the Merger and to incentivize the Executive to continue his employment with the Company on the terms herein provided and, thereafter, to compensate him for his efforts; and

WHEREAS, the Executive is desirous of committing himself to serve the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the Executive and the Company hereby agree as follows:

1. Employment; Term.

(a) Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve, subject to the provisions of this Agreement, as the Vice President and Chief Financial Officer of the Company, effective as of the Effective Date (as defined in Section 1(b)). Unless the Company in its sole discretion determines otherwise, this Agreement shall be terminated and thereafter be of no effect if and when the Merger Agreement is terminated. The Executive’s duties and responsibilities have included those ordinarily performed by the chief financial officer of a publicly-traded corporation, including, without limitation, direct responsibility for (i) the Company’s accounting systems, cash management, operational budgeting and financial reporting, (ii) supervision and direction of the Company’s financial staff, (iii) preparation of financial statements, (iv) preparation and coordination with outside professional advisors of all regulatory filings, including those required by the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange, (v) interfacing with the Company’s auditors, (vi) coordination of the Company’s compliance with all of the requirements of the Sarbanes-Oxley Act of 2002, (vii) the administrative and financial management of the Company’s property and business and (viii) working with other senior officers of the Company to improve the overall business operations, assess economic opportunities, evaluate the Company’s overall corporate structure and recommend improvements to the Company’s Board of Directors, (ix) interfacing with the Company’s lenders in connection with the Company’s financing arrangements and (x) interfacing with the Company’s investor relations advisors and investment analysts in connection with disclosures to the public. The Executive shall continue to perform such duties to the extent necessary and appropriate after the Effective Date and shall perform such other duties and have such other responsibilities that are from time to time assigned by the Chief Executive Officer, President and the Chief Operating Officer of the Company and/or the Board of Directors of the Company. The executive’s permanent base of operations shall be at the corporate headquarters offices of the Company in Lynwood, California, unless changed by mutual agreement, although the Executive shall render services at such other sites as necessary from time to time to properly perform his duties. The Executive agrees to devote all of his business time, attention and energies to the performance of duties assigned to him hereunder, and to perform such duties faithfully, diligently and to the best of his abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company’s employees. The Executive agrees to refrain from engaging in any activity that does, will or could reasonably be deemed to conflict with the best interests of the Company. Upon consummation of the Merger, the Executive shall perform such other duties and have such other responsibilities of a similar nature with respect to Reliance that are from time to time assigned by the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer of Reliance and/or the Board of Directors of Reliance.

(b) Term. The period of employment under this Agreement (the “Employment Term”) shall commence as of the date hereof (the “Effective Date”), and shall continue until the earlier of (i) the third (3rd) anniversary of the Effective Date or (ii) the Termination Date. There shall be no extension of this Agreement other than by written instrument executed by the parties hereto.

2. Compensation; Benefits; Bonus Payments.

(a) Salary. The Executive’s base salary (“Salary”) shall be at the annual rate of $231,783.36, payable in accordance with the Company’s regular payroll practices.

(b) Incentive Bonus Plans. The Executive will be entitled to participate in any cash or equity incentive bonus plans generally applicable to senior executives of the Company as such plans are amended from time to time in accordance with the terms thereof. The Executive’s participation in such plans shall continue in substantially the same manner, relative to the other senior executives of the Company, as the Executive has participated in such plans in the past.

(c) Benefits and Perquisites. The Executive shall receive all benefits and perquisites in accordance with the terms and conditions of such benefits plans and perquisite arrangements maintained from time to time by the Company in substantially the same manner as the Executive has participated in such plans and arrangements in the past.

(d) Supplemental Retirement Plans and Deferred Compensation Plans. The Executive shall continue to participate in the Earle M. Jorgensen Retirement Savings Plan, the

Earle M. Jorgensen 401(a)(17) Supplemental Contribution Plan, as in effect on the date hereof, and any related plans, on substantially the same terms and conditions as he has participated in such plans in the past. \

(e) Bonus for Six-Month Transition Period. On the six-month anniversary of the effective time of the Merger, if the Executive is still employed by the Company, Reliance or any affiliate of Reliance, Executive shall be entitled to a bonus equal to the difference between the Section 280G Limit Amount (as defined below) and $625,000, payable in accordance with the Company’s regular payroll practices. For purposes of this Agreement, the “Section 280G Limit Amount” shall mean an amount equal to 2.99 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(f) Bonus for Twelve-Month Period. On the twelve-month anniversary of the effective time of the Merger, if the Executive is still employed by the Company, Reliance or any affiliate of Reliance, Executive shall be entitled to a bonus of $200,000, which the parties agree shall constitute reasonable additional compensation for his services rendered to the Company and Reliance after the effective time of the Merger.

3. Termination. The date on which this Agreement is terminated pursuant to this Section 3 is the “Termination Date.”

(a) The Executive’s employment may be terminated by the Company during the Employment Term upon the occurrence of one or more of the following dates:

(i) the date of the Executive’s death;

(ii) the date on which the Executive receives notice of termination from the Company on account of Disability (as defined in Section 3(b)(ii)); provided that, if the Executive becomes disabled, he shall receive benefits under the terms of a Company disability plan which provides, at a minimum, the same benefits as those provided under the terms of the Company disability plan in force as of the day prior to the Termination Date; provided, however, that if, at any time during the Employment Term and while the Executive is receiving such disability benefits, the Company takes any action which causes the Executive’s benefits under such plan to decrease in value, then any termination of the Executive’s employment by the Company under this Section 3(a)(ii) shall be deemed to be a termination without Cause and the Executive shall become entitled to all payments and benefits due to the Executive under Sections 4 and 5, as applicable; provided, further, that, in determining the amount of such payments and benefits, the Termination Date shall be deemed to be the date of commencement of disability under this Section 3(a)(ii) and in determining the payments and benefits due to the Executive, the Company shall be entitled to credit for the present value as of the Termination Date of all benefits provided and to be provided to the Executive under the Company’s disability plan;

(iii) the date on which the Executive receives notice of termination for Cause (as defined in Section 3(b)(i)) from the Company; or

(iv) the date on which the Executive shall receive notice of termination from the Company for any other reason.

(b) Definitions.

(i) “Cause” shall mean a termination of the Executive’s employment by the Company or any of its subsidiaries due to (A) conviction of the Executive of any felony or any act which shall be an offense of moral turpitude, (B) the engaging by such Executive in intentional serious misconduct which is materially injurious to the Company or any of its subsidiaries, including, without limitation, the intentional wrongful disclosure of material secret or confidential information of the Company or any of its subsidiaries or an intentional material act of fraud or embezzlement in connection with his duties or in the course of his employment or (C) the willful misconduct by the Executive, including insubordination, in respect of the duties or obligations of the Executive under this Agreement. For the purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed “intentional” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to the Executive a copy of a resolution of the Board of Directors of the Company finding that in the good faith opinion of the Board of Directors of the Company the Executive had committed an act set forth above in this Section 3(b)(i) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees to contest the validity or propriety of any such determination. Notwithstanding the foregoing, in the event of any termination for Cause where the underlying events and the consequences arising therefrom are reasonably amenable to cure by the Executive, such termination shall only become effective if (I) the Company shall first (x) give the Executive written notice of such Cause, which notice shall identify in reasonable detail the manner in which the Company believes that the Executive has not performed such duties and indicates the steps required to cure such failure or refusal and (y) afford the opportunity to cure such failure or refusal, and (II) the Executive shall fail within thirty (30) business days of receipt of such notice to substantially cure the same.

(ii) “Disability” shall mean the Executive’s inability to substantially perform his duties hereunder for a period of six (6) months as a result of the Executive’s physical or mental condition, including, without limitation, a condition entitling him to benefits under any sick pay or disability income policy or program of the Company. The Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time.

(c) At any time after the date of this Agreement, the Executive may terminate his employment with the Company for “Good Reason” and retain his rights and benefits provided under Sections 4 and 5. The term “Good Reason” for the purposes of this Agreement shall mean:

(i) without the Executive’s prior written consent, (A) any material reduction in the Executive’s Salary during the Employment Term, (B) any material reduction in bonus or incentive compensation received by the Executive relative to the other senior executives of the Company (based upon the method of calculating bonus or incentive compensation for the senior executives of the Company for fiscal 2005 or for the fiscal year preceding the year in which the Termination Date occurs), (C) a termination, material reduction or material adverse alteration of disability policies or life or disability insurance benefits maintained for the Executive or any material adverse alteration or reduction of expense allowances or reimbursement policies, other than a termination, reduction or alteration affecting all senior executives of the Company and its subsidiaries or resulting from changes required by, or in reasonable response to, changes in law affecting such benefits or (D) a material reduction in the scope or value of the aggregate other benefits to which the Executive was entitled immediately prior to the Effective Date; any of which of the foregoing is not remedied within twenty (20) calendar days after receipt by the Company of written notice from the Executive of such change, reduction, alteration or termination, as the case may be. Notwithstanding anything in this Section 3(c)(i) to the contrary, during the Employment Term, the Company will not (y) unless required by a change in applicable law, reduce or adversely alter any benefits to be derived by the Executive under the Earle M. Jorgensen Company Retirement Savings Plan or any supplemental plan in which Executive participates or (z) unless required by, or in reasonable response to, a change in applicable law, reduce or adversely alter any other benefits referred to in clause (C) above that are currently available only to the senior executives of the Company. If the Company reduces or adversely alters any such benefits referred to in clause (y) or (z) above because of a change in applicable law or, in the case of clause (z) only, a reasonable response to a change in applicable law, the Company will use its best efforts to provide the Executive with equivalent benefits, provided, however, that the Company shall not be required to provide equivalent benefits to the extent that the cost to the Company would exceed two hundred percent (200%) of the cost to the Company of providing the benefits prior to such change in law. For purposes of this Section 3(c)(i), the term “material,” when used in reference to any reduction or adverse alteration, means a reduction or adverse alteration resulting in a reduction by five percent (5%) or more of the dollar value of the benefits to which such reduction or adverse alteration applies;

(ii) the relocation of the Executive’s principal place of work more than thirty-five (35) miles from the current location of the Company’s headquarters in Los Angeles, California or the requirement that the Executive travel away from his office in the course of discharging his responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than required of him prior to the Effective Date, in either case without his prior written consent; or

(iii) the Company commits any material breach of this Agreement, unless consented to in writing in advance by the Executive.

(d) Notwithstanding any other provision hereof to the contrary, at any time during the Employment Term and upon the giving of thirty (30) days prior written notice, the Executive may terminate his employment hereunder for any reason.

(e) A termination by the Company pursuant to Section 3(a) or by the Executive pursuant to Section 3(d) shall not affect any rights which the Executive may have pursuant to any other agreement, policy, plan, program or arrangement of the Company providing benefits to the Executive, which rights shall be governed by the terms thereof. If the Executive’s employment is terminated under circumstances in which the Executive is not entitled to any payments or benefits under Section 4 or 5, the Executive shall have no further obligation or liability to the Company hereunder or otherwise with respect to his prior employment by the Company, except that the Executive shall remain liable to the Company for any amounts loaned or advanced to the Executive or any damage to the Company resulting from the Executive’s illegal conduct or conduct referred to in Section 3(c)(i).

(f) Any termination by the Company pursuant Section 3(a) or by the Executive pursuant to Section 3(c) or 3(d) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice specifying the termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so specified.

4. Severance Compensation.

(a) If, during the Employment Term the Company terminates the Executive’s employment pursuant to Section 3(a)(i) or 3(a)(iv), or the Executive terminates his employment pursuant to Section 3(c) with an effective date prior to the six-month anniversary of the effective time of the Merger, the Company shall pay to the Executive the bonus specified in Section 2(e), subject to the Executive’s execution of a general release of all claims against the Company Group arising out of or in connection with the Executive’s employment by and with the Company (as defined in Section 7), substantially in the form attached hereto as Exhibit A the “Release”), as his sole and exclusive remedy.

(b) If during the Employment Term the Company terminates the Executive’s employment pursuant to Section 3(a)(i) or 3(a)(iv), or the Executive terminates his employment pursuant to Section 3(c) with an effective date on or after the six-month anniversary and prior to the twelve-month anniversary of the effective time of the Merger, the Company shall pay to the Executive a portion of the bonus specified in Section 2(f) that is equal to the product of the bonus amount and a fraction the numerator of which is the number of days elapsed from the effective time of the Merger to and including the date of termination and the denominator of which is 365, subject to the Executive’s execution of the Release, as his sole and exclusive remedy.

(c) The Company shall have no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment or benefit to or for the benefit of the Executive provided for in this Agreement.

(d) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company shall pay interest on the amount thereof on demand at an annualized rate of interest equal to the product of 1.2 and the then applicable federal rate determined under Section 1274(d) of the Code.

5. Compensation and Benefits During Disability or Upon Termination. Subject to the Executive’s execution of a general release of all claims against the Company Group, substantially in the form attached hereto as Exhibit A:

(a) During any period that the Executive fails to perform his duties hereunder as a result of Disability, the Executive shall continue to receive his full Salary at the rate then in effect, and any incentive awards based on periods of more than one (1) year shall continue to accrue and to be payable during such period of Disability until the Executive’s employment is terminated pursuant to Section 3(a)(ii) (and for any longer period as may be provided under applicable plans).

(b) If the Executive’s employment is terminated for Cause pursuant to Section 3(a)(iii), or if the Executive terminates his employment pursuant to Section 3(d), the Company shall pay the Executive on the Termination Date his full Salary and accrued vacation pay through the Termination Date at the rate in effect at the time Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans have been earned or become payable, but which have not yet been paid to the Executive (including awards that have been deferred at the Executive’s request), and shall have no further obligations to the Executive under this Agreement.

Amounts paid pursuant to this Section 5 shall be deemed severance pay and in lieu of any further Salary, bonus and incentive compensation for periods subsequent to the Termination Date.

6. No Mitigation Required. In the event that this Agreement or the employment of the Executive by the Company hereunder is terminated, the Executive shall not be obligated to mitigate his damages or the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

7. Confidential Information. The Executive acknowledges that the information, observations and data obtained by him during the course of the performance of his duties under this Agreement concerning the business and affairs of the Company, its subsidiaries and affiliates (the “Company Group”) are the property of the Company, including information concerning acquisition opportunities in or reasonably related to the Company Group’s business or industry of which the Executive becomes aware prior to or during the Employment Term. Therefore, the Executive agrees that he will not disclose to any unauthorized person or use for his own account any such information, observations or data without the written consent of the Board of Directors of the Company, unless and to the extent that such information, observations or data (a) becomes generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act or (b) was or becomes available to the Executive on a nonconfidential basis from a source other than the Company, provided that such source is not known by the Executive to be bound by a confidentiality obligation to the Company. Notwithstanding anything to the contrary set forth herein, in the event that the Executive becomes legally compelled to disclose any of such information, observations or data, he shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with provisions of this Agreement, the Executive shall furnish only that portion of such information, observations or data or take only such action as is legally required by binding order and shall exercise his best efforts to obtain reliable assurance that confidential treatment shall be accorded any such information, observations or data so furnished. In any event, the Executive may disclose any of such information, observations or data to the extent necessary in connection with any legal action he institutes to enforce the terms of this Agreement. The Executive agrees to deliver to the Company at the end of the Employment Term, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Business (as defined in Section 8) of the Company Group

(including, without limitation, all acquisitions prospects, lists and contact information) which he may then possess or have under his control.

8. Non-Compete and Non-Solicitation.

(a) The Executive acknowledges and agrees that this Section 8 is a necessary term and condition of his employment and continued employment and that all payments and benefits under Sections 4 and 5 are in consideration for and conditioned upon his compliance with this Section 8.

(b) During his employment with the Company and for a period ending on the second (2nd) anniversary of the Termination Date, including, without limitation, expiration of this Agreement (the “Non-Compete Period”), the Executive will not provide services, in any capacity, whether as an employee, consultant, independent contractor, or otherwise, to any person or entity that provides products or services that is in the Business of the Company and its subsidiaries, and their respective successors or assigns; provided, however, that, if the Company terminates the Executive without Cause pursuant to Section 3(a)(iv), the Non-Compete Period shall terminate and this Section 8(b) shall otherwise have no further force and effect. The term “Business” shall mean the (i) distribution or processing of metal bar and tubular products and (ii) any other product or service which the Company and its subsidiaries planned to or did provide during the one (1) year period prior to the termination of the Executive’s employment.

(c) Following a written request by the Executive, the Company shall advise him in writing no later than thirty (30) calendar days following such request as to whether, in the exercise of its reasonable discretion, the Company views any proposed activity contemplated by the Executive as constituting a competing Business and such written notification shall be binding upon the Company.

(d) The Executive acknowledges that, in the event of the termination of employment with the Company for any reason, the Executive is, and shall be, able to earn a livelihood without violating the restrictions contained in Section 8(b).

(e) During the Non-Compete Period, the Executive shall not directly, or indirectly through another entity or otherwise to, induce or attempt to induce any employee of the Company or its subsidiaries to leave the Company or its subsidiaries, or in any way interfere with the relationship between the Company and its subsidiaries and any employee thereof; provided, however, that the forgoing will not prohibit a general solicitation to the public or general advertising.

(f) During the Non-Compete Period, the Executive shall not directly, or indirectly through another entity or otherwise induce or attempt to induce any customer, supplier or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries, or in any way interfere with the relationship between any such customer, supplier or business relation and the Company and its subsidiaries.

(g) The Executive and the Company agree not to make any derogatory comments about the other party or any such other party’s subsidiaries or affiliates, current or former directors, officers or employees or take any action which a reasonable person would expect, directly or indirectly, to impair the goodwill or business reputation or good name of the other party or any such other party’s subsidiaries or affiliates.

(h) Each covenant set forth herein shall be construed to be separate and distinct from every other covenant set forth herein. In the event that any court or arbitrator shall declare any of such covenants to be invalid, then the remaining covenants and obligations shall be deemed independent, divisible and enforceable. It is further agreed that the inclusion of the covenants as specified in this Agreement are reasonable and necessary. If any provision of this Agreement is held to be unenforceable because of the scope of such provision, the court or arbitrator making such determination shall have the power to modify the terms of such provision(s) and said provision shall then be enforceable.

(i) The Executive agrees that the conduct of any activities prohibited by this Agreement will be a breach of his business relationship with the Company and will result in substantial irreparable injury to the Company, and that the Company may not be adequately compensated at law for such breach. Accordingly, the Executive consents to entry of injunctive or other appropriate relief against him with respect to any such breach or threatened breach, without bond or security. The Executive also agrees that he shall be enjoined from violating the provisions of paragraphs (b), (e) and (f) above for an additional period commensurate with the term of the breach, in the event of a determination by a court that such provisions have been breached by the Executive.

9. Return of Company Property. The Executive agrees that promptly after the Termination Date, he shall return all property of the Company Group which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to the Executive.

10. Ownership of Company Property, Discoveries, Etc.

(a) The Executive shall promptly disclose to the Company or any person designated by it any and all discoveries, improvements, methods, trade secrets, formulas, data, programs, flow charts, processes, and other information, data and any other tangible materials, whether or not subject to patent, trademark, copyright, trade secret, or mask work protection and whether or not reduced to practice, which are made, created, authored, conceived, or reduced to practice by the Executive, either alone or jointly with others, during the period of employment with the Company which: (i) relate to the actual or anticipated business, activities, or methods, of the Company Group or (ii) result from or are suggested by work performed by the Executive for the Company Group (whether or not made, created, authored, conceived or reduced to practice during normal working hours or on the premises of the Company) or (iii) result, to any extent, from use of the Company’s premises or property (collectively, “Inventions”). The Executive acknowledges that, as between the Executive and the Company, the Company is to be the sole and exclusive owner of any and all such Inventions. All such Inventions are to be considered “works made for hire,” and the Executive hereby disclaims any and all interest in any of such Inventions and waives any right of attribution, droit morale or similar right therein.

(b) In the event that title to any of the Inventions or any part thereof, does not, by operation of law, vest in the Company or such Inventions are found not to be “works made for hire,” the Executive, to the full extent permitted by law, hereby irrevocably assigns to the Company, without further consideration, all right, title and interest the Executive may acquire throughout the universe and in perpetuity, in all such Inventions and all copies of them, in whatever medium fixed or embodied, and in all records, notes, reports or disks relating thereto in the Executive’s possession or under his control, including all proprietary rights therein, the right to modify and create “derivative works” thereof and the right to register and renew the same.

(c) The Executive agrees to assist the Company, at the Company’s request, whether before or after the termination of employment and however such termination may occur, in perfecting, registering, maintaining and enforcing, in any jurisdiction, the Company’s rights in the Inventions by performing all acts and executing all documents deemed necessary by the Company, including, without limitation, documents confirming the assignment of such Inventions to the Company. The Executive will be reimbursed for all out-of-pocket costs incurred in connection with the foregoing, and, if the Executive’s cooperation is requested by the Company after the termination of employment, then the Company will compensate the Executive at a reasonable rate for the time actually spent by the Executive in rendering such assistance. The Executive hereby irrevocably appoints the Company to be his attorney-in-fact, in his name and on his behalf to execute any document and to take any action for the purpose of giving the Company the full benefit of the assignment provisions set forth in paragraph (b) above.

11. Parachute Payment Adjustments. In the event that any payment to the Executive, whether due pursuant to this Agreement or otherwise, constitute “parachute payments” within the meaning of Section 280G of the Code (as reasonably determined by the Company’s outside auditors and agreed to in writing by the Executive at the time such payment is due) and, but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, the Company shall reduce the aggregate amount of payments due hereunder such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code. The parties hereto acknowledge and agree that, assuming the Executive performs his obligations hereunder, they currently believe that the consideration payable hereunder should be “reasonable compensation for personal services to be rendered on or after” and should not constitute “parachute payments” within the meanings of such terms for the purpose of the application of Sections 280G and 4999 of the Code and income tax regulations thereunder.

12. Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall be binding upon and enforceable by the Executive against the Company’s successors and assigns, including, without limitation, any successor by merger or consolidation or any assignee of a substantial portion of the assets of the Company.

13. Notices. Any notice, demand or request under this Agreement must be in writing (which may include a facsimile), shall be addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by written notice to the other party, and will be deemed to have been given and received when delivered to the appropriate address. All communications shall be sent to the address as set forth below or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto:

If to the Executive:

William S. Johnson

744 Via Lido Soud

Newport Beach, California 92663

If to the Company:

Earle M. Jorgensen Company

10650 Alameda Street

Lynwood, California 90262

Attn: R. Neil McCaffery

with a copy to

Katten Muchin Rosenman LLP

2029 Century Park East, Suite 2600

Los Angeles, California 90067

Attn: Mark A. Conley, Esq.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

17. Employment Rights. Nothing express or implied in this Agreement shall create any right or duty on the part of the Company to have the Executive remain in the employment of the Company.

18. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

19. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should reasonably appear to the Executive that the Company has failed to comply with any of its obligations under the Agreement or in the event that the Company or any other person takes any action to declare the Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Executive shall give the Company prompt written notice of the retention of counsel under the terms of this Section 19. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company shall pay and be solely responsible for (i) reasonable attorneys’ and related fees and expenses incurred by the Executive as a result of the Company’s failure to perform this Agreement or any provision thereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision thereof as aforesaid and (ii) an additional amount which shall, after the imposition of all income and any excise taxes and interest and penalties thereon, is equal to any excise tax payable by the Executive under Section 409A of the Code as a result of the payment by the Company of such fees and expenses.

20. References; Interpretations. When a reference is made in this Agreement to a Section, such reference shall be to a section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[The remainder of this page has been left blank intentionally. Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Retention Agreement effective on the date and year first above written.

COMPANY:

EARLE M. JORGENSEN COMPANY, a Delaware corporation

By:	/s/ Maurice S. Nelson, Jr.
Title:	CEO

EXECUTIVE:

/s/ William S. Johnson
William S. Johnson

Exhibit A

Form of General Release

GENERAL RELEASE

Upon full execution of the Retention Agreement (the “Retention Agreement”) dated January 17, 2006 by and between Earle M. Jorgensen Company (the “Company”) and William S. Johnson (the “Employee”), the Employee pursuant to this General Release (this “Release”) releases and discharges forever the Company and each of its subsidiaries and affiliates, and each of their respective current and former directors, officers, boards, administrators, shareholders, employees, attorneys, agents and representatives, predecessors, successors and assigns (collectively, the “Company Parties”), any and all as the case may be, of and against all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees and other legal responsibilities, of any form, any kind and character whatsoever, whether legal, contractual, statutory or equitable in nature or otherwise, whether known or unknown, suspected or unsuspected, direct or indirect, absolute, fixed or contingent, that Employee now owns, holds, has or claims to have, or owned at any time, held, had or claim to have had or may come to own, hold, have or claim to have against the Company Parties arising out of any matter or thing done, omitted to be done or suffered to be done by the Employee, or any of them, prior to and including the date hereof, specifically including, without limitation, matters arising out of or in connection with the Employee’s employment by and with the Company.

Pursuant to the terms and conditions of this Release, the Employee hereby knowingly, voluntarily and expressly waives and relinquishes any and all rights and benefits that he may have under Section 1542 of the California Civil Code, or under any similar provision of law of any state or territory of the United State or any other jurisdiction and under any similar or analogous principle of common law, relating to his employment by and with the Company. The Employee expressly understands and acknowledges that Section 1542 of the California Civil Code provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.”

The Employee further agrees and acknowledges that this waiver of all rights and similar benefits under such Section 1542 and under any similar statutes of any other jurisdiction (to the fullest extent that the Employee may lawfully waive all such rights and benefits with respect to the subject matter of this Release) are essential and material terms of this Release, without which the consideration given pursuant to the Retention Agreement by the Company would not have been given.

The Employee represents, warrants and agrees that he has received, or has fair and ample opportunity to receive, independent legal advice from his attorney with respect to the advisability of executing this Release. Each of the Employee and the Company expressly acknowledges and agrees that this Release represents a release of potential claims and is not, in any respect, nor for any purpose, to be deemed or construed to be an admission or concession of any liability or wrongdoing by any of the Company Parties whatsoever or of the existence of any claim.

15

This Release shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of California. Any lawsuits filed to enforce any provision of this Release by either the Employee or the Company shall be filed in the Superior Court for the State of California, County of Los Angeles.

IN WITNESS WHEREOF, the undersigned have caused this Release to be executed as of                     , 200  .

COMPANY:

EARLE M. JORGENSEN COMPANY

By:
Name:
Title:

EMPLOYEE:

WILLIAM S. JOHNSON